Exhibit (4) (j)

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

OPTIONAL RETURN OF PURCHASE PAYMENT DEATH BENEFIT ENDORSEMENT

This Endorsement is a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Capitalized terms within this Endorsement that are not defined in this Endorsement are defined or otherwise described in the Contract to which this Endorsement is attached, including any endorsements or other riders attached to such Contract.

This Endorsement replaces the “AMOUNT OF DEATH BENEFIT” and “SPOUSAL BENEFICIARY CONTINUATION” provisions under the “DEATH BENEFIT PROVISIONS” section in the Contract.

TABLE OF CONTENTS

Definitions	Page 1
Endorsement Data Page	Page 2
Amount of Death Benefit	Page 3
Spousal Beneficiary Continuation	Page 3

DEFINITIONS

For the purposes of this Endorsement, the following Definition applies:

NET PURCHASE PAYMENT(S)

Net Purchase Payment(s) are the sum of all Purchase Payment(s), reduced for each Withdrawal in the same proportion that the Contract Value is reduced by each such Withdrawal.

USLE-8027 (5/17)

ENDORSEMENT DATA PAGE

RETURN OF PURCHASE PAYMENT DEATH BENEFIT CHARGE (for Owner or Continuing Spouse, if Continuing Spouse is Age 75 or younger on the Continuation Date):	You will be charged an Annual fee of [0.30%] ß1of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which Your Contract is allocated. We deduct this charge daily. This charge is in addition to other charges, fees and expenses described in Your Contract.

EFFECTIVE DATE:	[Contract Date]ß2

MAXIMUM ISSUE AGE:	[75] ß3

PURCHASE PAYMENT AGE LIMIT:	[85] ß4

USLE-8027 (5/17)

AMOUNT OF DEATH BENEFIT

Upon Your death, We will pay a Death Benefit to the Beneficiary upon Our receiving all Required Documentation.

We will calculate the Death Benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.	Net Purchase Payment(s) received, up to the Purchase Payment Age Limit shown on the Endorsement Data Page.

SPOUSAL BENEFICIARY CONTINUATION

If eligible, the Spousal Beneficiary (“Continuing Spouse”) may elect to continue the Contract. On the Continuation Date, We will contribute to the Contract Value an amount by which the Death Benefit that would have been paid to the Spousal Beneficiary exceeds the Contract Value, if any, as of the Business Day during which We receive all Required Documentation. When applicable, this amount is not considered a Purchase Payment except in the calculation of certain death benefits upon the death of the Spousal Beneficiary. If this option is elected, no death benefit is paid out to the Spousal Beneficiary on the Continuation Date.

Upon the Spousal Beneficiary’s death, We will pay a Death Benefit to the Beneficiary upon Our receipt of all Required Documentation.

If the Spousal Beneficiary was Age 75 or younger on the Continuation Date the Return of Purchase Payment Death Benefit Charge shown on the Endorsement Data Page will continue to be deducted as of the Continuation Date. We will calculate the Death Benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.	The Contract Value on the Continuation Date, plus Purchase Payment(s) received since the Continuation Date, up to the Purchase Payment Age Limit shown on the Endorsement Data Page, and further reduced by any Withdrawals after the Continuation Date in the same proportion that each such Withdrawal reduces the Contract Value.

If the Spousal Beneficiary was Age 76 or older on the Continuation Date, the amount of the Death Benefit is the Contract Value on the Business Day during which We receive all Required Documentation and the Return of Purchase Payment Death Benefit Charge shown on the Endorsement Data Page will no longer be deducted as of the Continuation Date.

Signed for the Company to be effective on the Contract Date.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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USLE-8027 (5/17)

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